Exhibit 10.2
CORNERSTONE THERAPEUTICS INC.
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION AND REIMBURSEMENT
POLICY
Effective May 18, 2011
A. BOARD FEES FOR NON-EMPLOYEE DIRECTORS
Each member of the Board of Directors (the “Board”) of Cornerstone Therapeutics Inc. (the “Corporation”) who is not an employee of the Corporation (a “Non-Employee Director”) will receive the following fees:
•	$30,000 annual retainer, payable in installments of $7,500 quarterly in arrears (payments for partial years shall be made on a pro rata basis); and

•	Up to an annual aggregate maximum of $15,000 for attendance fees for the following:
•	$2,000 for each meeting of the Board that the Non-Employee Director attends in person;

•	$1,000 for each meeting of any committee of the Board on which the Non-Employee Director serves that he or she attends in person;

•	$1,000 for each meeting of the Board that the Non-Employee Director attends by teleconference; and

•	$500 for each meeting of any committee of the Board on which the Non-Employee Director serves that he or she attends by teleconference.
The chair of the Audit Committee of the Board will receive an annual fee of $10,000, the chair of the Compensation Committee of the Board will receive an annual fee of $7,500 and the chair of our Nomination and Corporate Governance Committee will receive an annual fee of $5,000, each paid quarterly in arrears (payments for partial quarters shall be made on a pro rata basis). The Lead Independent Director, if any, will receive an annual fee of $10,000, payable in installments of $2,500 quarterly in arrears. All attendance fees for Board and committee meetings and teleconferences shall be paid on a quarterly basis retrospectively.

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B. EQUITY GRANTS FOR NON-EMPLOYEE DIRECTORS
Each Non-Employee Director will also receive:
•	a nonstatutory option under the Corporation’s 2004 Stock Incentive Plan, as amended (the “2004 Plan”), or other stock incentive plan approved by the Board and stockholders of the Corporation, to purchase up to 20,000 shares of the Corporation’s common stock (“Common Stock”) upon his or her initial election to the Board (the “Initial Grant”); and

•	a nonstatutory option to purchase up to 15,000 shares of Common Stock at each year’s annual meeting after which he or she continues to serve as a director (such option to be pro-rated for partial years at an amount equal to 1/12 of such shares for each full month of service from the date of election to the Board until the date of the first annual meeting) (the “Annual Meeting Grant”).
The per share exercise price of each Non-Employee Director option shall equal the closing price of the Common Stock on the NASDAQ Capital Market (or on the principal market on which the Common Stock is traded if other than the NASDAQ Capital Market), on the date of grant (or if no such price is reported on such date, such price as reported on the nearest preceding date). Such options shall have a ten-year term. The shares subject to the options under the Initial Grant become exercisable in 36 equal monthly installments beginning one month from the date of grant. The shares subject to the options under the Annual Meeting Grant become exercisable in 12 equal monthly installments beginning one month from the date of grant. 100% of any unvested shares subject to the Initial Grant and Annual Meeting Grants will accelerate upon a “change in control” (as defined in the 2004 Plan) of the Company. The shares subject to these options shall be subject to appropriate adjustment for stock splits, combinations, recapitalizations, and other similar events affecting the Common Stock.
C. EXPENSE REIMBURSEMENT FOR NON-EMPLOYEE DIRECTORS
The Corporation shall reimburse each Non-Employee Director for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees.
D. CONTINUING DIRECTOR EDUCATION REIMBURSEMENT FOR NON-EMPLOYEE DIRECTORS
The Corporation shall pay all reasonable expenses related to continuing director education; provided, however, that the Corporation shall pay only a pro rata portion of such expenses if such Non-Employee Director serves on any additional public company boards.

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E. SERVICE UPON BOARD OF DIRECTORS OF SUBSIDIARIES OF THE CORPORATION
Non-Employee Directors shall not receive any additional fees for attending any meetings of the board of directors of any subsidiaries of the Corporation (“Subsidiary Boards”) but shall be eligible for reasonable travel and other expenses incurred in connection with attending meetings of Subsidiary Boards.
E. CHANGE IN EMPLOYEE STATUS
Any member of the Board who ceases to be employee of the Corporation and who continues to serve as a member of the Board shall become a Non-Employee Director for purposes of this Policy effective as of the first calendar day after his or her status as an employee of the Corporation ends. Such Non-Employee Director would be eligible for attendance fees and equity grants after such change in employee status; provided, however, the Initial Grant for such Non-Employee Director would be granted by the Board as of the first meeting of the Board after such individual becomes a Non-Employee Director.
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Approved by the Board of Directors on March 31, 2011, effective as of May 18, 2011

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